UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2026

American Coastal Insurance Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35761	75-3241967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 Carillon Parkway, Suite 100
St. Petersburg, Florida		33716
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 633-0851

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ACIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Effective June 1, 2026, American Coastal Insurance Corporation (ACIC), through its insurance subsidiary American Coastal Insurance Company (AmCoastal), renewed its core catastrophe reinsurance program (Core CAT). Highlights include the following:

•
For 2026/27, ACIC purchased approximately $1.918 billion of occurrence-based limit in the aggregate, an increase of $241.5 million, or 14.4%, from the $1.676 billion of occurrence-based limit in the aggregate purchased for the 2025/26 Core CAT program.
o
Placed $200 million of new multi-year Catastrophe Bond limit in 2026 in two $100 million tranches, one below and alongside the Florida Hurricane Catastrophe Fund (FHCF) layer and one at the top of the program.
o
The top layer, which includes a $100 million Catastrophe Bond tranche and $100 million of open market limit, cascades to $50 million in a multiple event scenario. This is in addition to $235 million of limit sitting below this layer, which also cascades to $50 million, bringing the total cascading limit for the 2026/27 Core CAT program to $435 million.
o
Placed a multi-year external quota share at a 15.0% cession rate with an unaffiliated reinsurer holding an AM Best rating of A+ providing coverage for all catastrophe perils and attritional losses, subject to defined occurrence and aggregate limitations.
o
Occurrence-based structure with estimated first event limit of $1.68 billion (285.7 YR RT in AIR v.13 LTwDS + 10% LAE), an increase of $349.5 million, or 26.3%, from the 2025/26 Core CAT program. Sufficient coverage for both a single event and multi event according to Catastrophe models approved by the Florida Office of Insurance Regulation.
o
First event retention of up to $49 million (15.4% of stockholders’ equity as of December 31, 2025), with $26.5 million retained by AmCoastal and $22.5 million retained by the affiliated captive, an increase of $19.25 million from the $29.75 million (12.6% of stockholders’ equity as of December 31, 2024) in the 2025/26 Core CAT program. The first event retention figures include a $6.5 million net retention from the excess and surplus (E&S) assumed portfolio.
o
Second event retention of up to $25 million (7.9% of stockholders’ equity as of December 31, 2025) assuming a 1-in-100-year event followed by a 1-in-50-year event in the same season, up $6.5 million from $18.5 million (7.9% of stockholders’ equity as of December 31, 2024) in the 2025/26 Core CAT program. The second event retention figures also include a $6.5 million net retention from the E&S assumed portfolio.
o
All catastrophe perils are covered, including windstorms named or numbered by the National Hurricane Center.
o
For the FHCF Reimbursement Contract effective June 1, 2026, ACIC elected 90% coverage. The total mandatory FHCF layer is projected to provide approximately $571.5 million of total Florida-only coverage attaching at $363.7 million and exhausting at $998.7 million, which inures to the benefit of the open market catastrophe reinsurance program.
o
Excluding the unaffiliated 15.0% quota share, the total provisional cost of ACIC’s 2026/27 catastrophe excess of loss reinsurance programs, excluding potential reinstatement premium, is approximately $179.5 million (subject to change based on actual exposure at September 30, 2026), which compares to $201.85 million, or (11.1)%, to the 2025/26 Core CAT program.
o
The maximum reinstatement/additional premium exposure, assuming all layers that reinstate are exhausted from a first event, is $0.9 million, a decrease of $(4.9) million, or (84.0)% from the 2025/26 Core CAT Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COASTAL INSURANCE CORPORATION

Date:	May 15, 2026	By:	/s/ B. Bradford Martz
B. Bradford Martz, President & Chief Executive Officer